World Acceptance Announces $10 Million Stock Repurchase Program

GREENVILLE, S.C., July 27 /PRNewswire-FirstCall/ -- World Acceptance Corporation (Nasdaq: WRLD) today announced that its board of directors has authorized the company to repurchase up to an aggregate of $10 million of its common stock. This $10 million authorization is in addition to remaining capacity under an existing authorization to repurchase up to $55 million of the company's common stock. The timing and actual number of shares repurchased will depend on a variety of factors including the stock price, corporate and regulatory requirements and other market and economic conditions. The stock repurchase program may be suspended or discontinued at any time.

About World Acceptance Corporation
World Acceptance Corporation is one of the largest small-loan consumer finance companies, operating 782 offices in eleven states and Mexico. It is also the parent company of Paradata Financial Systems, a provider of computer software solutions for the consumer finance industry.

Forward-looking Statements
The statements in this press release regarding the repurchase of World Acceptance common stock are forward-looking statements within the meaning of Section 27A of the Securities Exchange Act of 1934, as amended, that represent the company's expectations or beliefs concerning future events. Such forward-looking statements are subject to risks and uncertainties. World Acceptance Corporation may repurchase all $10 million of its stock, or no shares of its stock, or any amount in between, depending on the trading price of its common stock, which may be positively or negatively impacted by the repurchase program, market conditions, determinations following the date of this announcement to use funds for other purposes, or for other reasons. Detailed descriptions of additional risks relating to World Acceptance Corporation are included in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended March 31, 2007. World Acceptance Corporation is not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet services.